EXHIBIT 99.1

Open Letter to Lightwave Logic, Inc. Shareholders

Fellow Shareholders,

I would like to take the opportunity to bring all of you up to-date with the incredible progress we have been making this year. With so much going on, I have decided to begin to provide quarterly shareholder letters. You can expect to receive the next letter in January 2019.

In this quarter we have received terrific feedback from prospective customers, the team is energized and motivated by our continued progress. In all ways, we are encouraged by the validation of our belief that we are positioning ourselves ahead of our competitors.

Let me bring your attention to this last statement: positioning ahead of our competitors. Recall that 2 years ago we were aiming for a 3 Gbps polymer modulator. We have successfully caught up with the competition since then. In my personal experience in this highly technical and complex field, this is an almost unheard-of short period of time. Since then we have progressed very quickly from 10Gbps operating modulators in early 2017, to 25Gbps operating modulators in mid-2017, to 50Gbps operating modulators by late 2017, to packaged 50Gbps modulators in May 2018. Per the presentation at the 2018 Annual Shareholder Meeting (ASM), we are continuing our development of the 50Gbaud (capable of 50 Gbps and above, see [1]) packaged modulator prototypes, and we are looking in parallel to accelerate work on 100Gbaud polymer modulators which are well ahead of any existing products on the market.

By being ahead, we appear to be gaining significant market leverage through technical advantage. Market leverage in this sense does not relate to financial leverage but to a specific competitive strength. For example, a technology or product may be perceived by customers as being unique rather than competing head-to-head with standard products.

Our position must be protected, and we do that with a combination of a strengthening patent portfolio and increased number of protected trade secrets and know-how. For example, one of our recently published patent applications [2] teaches the use of low voltage, very high-speed polymer modulators that embodies our market leverage. Other modulator technologies are struggling not only to achieve 100Gbaud but also to get their voltage level down to 1V.

We have received feedback that our P2IC™ platform with tiny 100Gbaud polymer modulators with low voltage electrical bias are extremely attractive for the next generation fiber optic transceivers. At the recent ECOC conference (European Conference on Optical Communications) we heard potential customers express concerns about technological limits of conventional technologies. This prestigious commercial trade show is where leading companies market their products and plan purchases of optoelectronics equipment. Our talk there spoke directly to addressing those concerns. In the highly visible Market Focus session [1] we showed that our polymer modulators have industry-matching performance at 50Gbaud, but also the capability of breaking these technological limits at 100Gbaud. A Tier 1 customer prospect for our modulators said, “you guys are in the forefront right now”.

Our Lightwave team continues to have extremely high esprit des corps and is working diligently to meet our goals. We design, fabricate and characterize our modulators at our new HQ facility in Englewood, Colorado. We are still working closely with our packaging partner for the 50Gbaud prototypes, and we are advancing our reliability and characterization efforts to support our prototyping. We are actively engaged with test equipment manufacturers to deliver the most advanced test equipment for our state-of-the-art polymer results. Based on our experience in this industry, we expect the customer design-in process to start with initial evaluation of our samples and reliability data, proceeding to more extensive evaluation, optimization, and possible customization.

We continue to fine tune our business model with target markets, customers, and technical specifications. Discussions with prospective customers are validating that our modulators are ideally suited for the datacenter and telecommunications markets that are over 10km in length. Details of what they want from a prototype are fed back to the technical team. The team is more energized and focused than ever.

We are happy to report that we are making excellent progress and are on track to achieve the goals we set out at our ASM in May 2018.

Looking forward

We know that our shareholders believe this is a very slow a process, but in my experience at being both an industrial entrepreneur and intrapreneur (an intrapreneur is an entrepreneur inside a big corporation), our progress over the past couple of years is no less than incredible. We have a world-class team, and we are focused on our goals. I am personally proud of everyone on our team and our board. We appear to be poised to become a market leader with 100Gbaud, 1V tiny polymer modulators.

Thank you for your continuing support.

Michael Lebby

CEO

References:

[1] ECOC Presentation 2018, Rome, Italy

http://lightwavelogic.com/external.asp?b=2252&from=dl&ID=175125

[2] Patent Application:  DIRECT-DRIVE POLYMER MODULATOR METHODS OF FABRICATING AND MATERIALS THEREFOR

Publication number: 20180259798

Powered by Lightwave Logic

Lightwave Logic, Inc. is a development stage company moving toward commercialization of next generation photonic devices using its high-activity and high-stability organic polymers for applications in data communications and telecommunications markets. Photonic electro-optical devices convert data from electric signals into optical signals. For more information about the Company please visit the corporate website at: www.lightwavelogic.com.

__________________________________________________

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control

For more information contact:

Karen Liu

Lightwave Logic

karen@lightwavelogic.com

+1 720 262 8143